Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of AmbiCom Holdings, Inc. on Form S-1 of our audit report, dated November 7, 2014 relating to the accompanying balance sheet as of July 31, 2014 and 2013 and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1.

Kim and Lee Corporation, CPAs

/s/ Kim and Lee Corporation, CPAs

Los Angeles, California

January 15, 2015